Exhibit 16.1

[●]

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Micro Focus International plc, for which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F(a) of Form 20-F as part of this Form F-4 of Micro Focus International plc dated [●]. We agree with the statements concerning our Firm in such Form F-4.

Very truly yours,

PricewaterhouseCoopers LLP